EXHIBIT B

                  The name and principal occupation or employment, which is each instance is with J2 Holdings, Incorporated ("J2 Holdings") located at 500 North Broadway, Suite 240, Jericho, New York 11753, of each executive officer and director of J2 Holdings is as follows:

NAME                                 PRINCIPLE OCCUPATION
                                     OR EMPLOYMENT

Jordan Belfort                       President of J2 Holdings; Mr.
                                     Belfort's present principal occupation
                                     is the management of personal and
                                     family investments.  Mr. Belfort
                                     sometimes engages in such activities with JRB Group, Incorporated, with offices at 500 North Broadway, Suite 240,
                                     Jericho, New York, 11753.

Item 2-6.
            Please refer to Items 2-6 herein reporting the beneficial ownership.